EXHIBIT 99.3

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDARIES
INDEX TO UNAUDITED SUPPLEMENTAL COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Item 1.	Financial Statements:
	Unaudited Supplemental Combined Condensed Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004	2

	Unaudited Supplemental Combined Condensed Consolidated Statements of Income for the Three Months Ended March 31, 2005 and 2004	3

	Unaudited Supplemental Combined Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2005 and 2004	4

	Notes to Unaudited Supplemental Combined Condensed Consolidated Financial Statements	5

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	8

BASIS OF PRESENTATION
Because Republic Airways Holdings Inc. (the “Company”) and Shuttle America Corporation (“Shuttle America”) are controlled by a common entity, Wexford Capital LLC, these supplemental combined condensed consolidated financial statements were prepared to reflect the combined condensed consolidated results of operations and financial position of the Company and Shuttle America as of March 31, 2005 and December 31, 2004 and for the three month periods ended March 31, 2005 and 2004. These supplemental combined condensed consolidated financial statements should be read in conjunction with the Republic Airways Holdings Inc. Form 10-K for the year ended December 31, 2004, and the audited supplemental combined consolidated financial statements filed as exhibit 99.2 to Form 8-K/A on June 27, 2005.

PART I. FINANCIAL INFORMATION
Item 1: Financial Statements
REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

SUPPLEMENTAL COMBINED CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)
	March 31,	December 31,
	2005	2004

ASSETS
Current Assets:
Cash and cash equivalents	$119,657	$46,220
Receivables—net of allowance for doubtful accounts of $812 and $819, respectively	10,810	6,385
Inventories	19,591	18,234
Prepaid expenses and other current assets	5,126	4,630
Restricted cash	4,759	1,203
Deferred income taxes	5,302	6,428

Total current assets	165,245	83,100
Aircraft and other equipment—net	1,085,607	984,512
Other Assets	102,466	90,873
Goodwill	13,335	13,335
Total	$1,366,653	$1,171,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$51,915	$46,986
Accounts payable	8127	12,100
Fair value of interest rate hedges	1,602	4,012
Accrued liabilities	65,780	53,385

Total current liabilities	127,424	116,484
Long-term debt—less current portion	883,528	803,883
Deferred credits	19,404	19,847
Deferred income taxes	64,816	56,956

Total liabilities	1,095,172	997,169
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.001 par value; one vote per share; 75,000,000 shares authorized; 32,458,756 and 25,558,756 shares issued and outstanding, respectively	32	26
Additional paid-in capital	168,322	87,120
Warrants	8,574	8,574
Accumulated other comprehensive loss	(3,371)	(4,168)
Accumulated earnings	97,924	83,099

Total stockholders' equity	271,481	174,651

Total	$1,366,653	$1,171,820

See accompanying notes to unaudited supplemental combined condensed consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

SUPPLEMENTAL COMBINED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004

OPERATING REVENUES:
Passenger	$183,352	$127,719
Charter revenue and ground handling	3,774	3,756
Other	1,212	56

Total operating revenues	188,338	131,531

OPERATING EXPENSES:
Wages and benefits	31,956	26,769
Aircraft fuel	45,282	24,250
Passenger fees and commissions		1,001
Landing fees	6,369	5,098
Aircraft and engine rent	18,499	17,624
Maintenance and repair	18,345	16,182
Insurance and taxes	3,845	2,929
Depreciation and amortization	13,608	7,215
Other	13,894	9,822

Total operating expenses	151,798	110,890

OPERATING INCOME	36,540	20,641

OTHER INCOME (EXPENSE):
Interest expense:
Non-related party	(12,725)	(5,997)
Related party	0	(394)
Other income:
Non-related party	516	76

Total other income (expense)	(12,209)	(6,315)

INCOME BEFORE INCOME TAXES	24,331	14,326

INCOME TAX EXPENSE	9,506	6,046

NET INCOME	14,825	8,280

NET INCOME PER COMMON SHARE:	$0.50	$0.41
DILUTED NET INCOME PER SHARE	$0.49	$0.40

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	$29,785,423	$20,000,000
DILUTED	$30,538,283	$20,887,240
See accompanying notes to unaudited supplemental combined condensed consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

SUPPLEMENTAL COMBINED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
	2005	2004
NET CASH PROVIDED BY OPERATING ACTIVITIES	$38,667	$27,643

INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(22,968)	(1,914)
Proceeds from sale of spare aircraft equipment	57
Aircraft deposits and other	(18,348)	(36,900)
Aircraft deposits returned	10,971

NET CASH FROM INVESTING ACTIVITIES	(30,288)	(38,814)

FINANCING ACTIVITIES:
Payments on short-term debt	(4)	(9,439)
Proceeds from short-term debt		9,897
Payments on long-term debt	(9,742)	(5,275)
Proceeds from common stock	80,756
Payments on settlement of treasury locks	(1,400)
Proceeds on settlement of treasury locks	192
Payments of debt issue costs	(1,590)	(316)
Other	(3,154)	(3,526)

NET CASH FROM FINANCING ACTIVITIES	65,058	(8,659)

NET CHANGES IN CASH AND CASH EQUIVALENTS	73,437	(19,830)

CASH AND CASH EQUIVALENTS—Beginning of period	46,220	22,535
CASH AND CASH EQUIVALENTS—End of period	$119,657	$2,705

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID (REFUNDED) FOR INTEREST AND INCOME TAXES:
Interest paid	10,354	4,683
Income taxes paid (refunded)	233	(80)

NON-CASH TRANSACTIONS:
Aircraft, inventories, and other equipment purchased through financing arrangements	73,355
Warrants issued		912
Fair value of interest rate hedge	2,410
Capital Lease for aircraft	20,955

                                                                                                      See accompanying notes to unaudited supplemental combined condensed consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED SUPPLEMENTAL COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(In thousands, except share and per share amounts)

1. Basis of Presentation

In the opinion of Republic Airways Holdings Inc. and subsidiaries (“Republic” or the “Company”), the accompanying unaudited supplemental combined condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company’s supplemental combined condensed consolidated financial position as of March 31, 2005 and December 31, 2004, and the results of the supplemental combined condensed consolidated operations and cash flows for the three months ended March 31, 2005 and 2004. The supplemental combined condensed consolidated results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. In addition, certain information and disclosures included in the Company’s audited supplemental combined consolidated financial statements have been condensed or omitted, although the Company believes that the following disclosures are adequate to make the information presented not misleading. These unaudited supplemental combined condensed consolidated financial statements should be read in conjunction with the Company’s audited supplemental combined consolidated financial statements and notes thereto included in the Company’s Current Report of Form 8-K/A filed June 27, 2005.

The supplemental combined condensed consolidated financial statements presented herein consist of the accounts of Republic Airways Holdings Inc. and its subsidiaries, as well as those of Shuttle America Corporation (“Shuttle America”). Effective May 6, 2005, Republic entered into a stock purchase agreement (the “Agreement”) with Shuttle America and Shuttle Acquisition LLC (“Shuttle LLC”), pursuant to which the Company acquired all of the issued and outstanding common stock of Shuttle America from Shuttle LLC. Consideration paid was a promissory note in the aggregate principal amount of $1,000 payable by Republic to Shuttle LLC and the assumption of certain debt of Shuttle America totaling approximately $679. Because Republic and Shuttle America are commonly controlled by Wexford Capital LLC (“Wexford”), the acquisition was accounted for in a manner similar to pooling of interests. These supplemental combined condensed consolidated financial statements give retroactive effect to the merger of Republic and Shuttle America since they were under common control during these periods. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interest method in the supplemental financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the unaudited historical interim condensed consolidated financial statements of Republic Airways Holdings Inc. after financial statements covering the date of consummation of the business combination are issued.

2. Risk Management

Beginning in April 2004, in anticipation of financing the purchase of regional jet aircraft on firm order with the manufacturer, the Company entered into fourteen treasury lock agreements with notional amounts totaling $373,500 and a weighted average interest rate of 4.47% with expiration dates through June 2005. Management designated the treasury lock agreements as cash flow hedges of forecasted transactions. The treasury lock agreements will be settled at each respective settlement date, which are expected to be the purchase dates of the respective aircraft. The Company settled four agreements during the three months ended March 31, 2005 and the net amount paid was $1,208. Amounts paid or received on the settlement date are reclassified to interest expense over the term of the respective aircraft debt. The Company reclassified $76, net of tax, to interest expense during the three month period ended March 31, 2005. As of March 31, 2005, the fair value of unsettled treasury locks was a liability of $1,602 based on quoted market values.

3. Comprehensive Income

Comprehensive income includes changes in the fair value of interest rate hedges that qualify as cash flow hedges in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. For the three months ended March 31, 2005, the Company recorded a fair value gain in comprehensive income of $721, net of tax. The difference between net income and comprehensive income for the three months ended March 31, 2005 and 2004 is detailed in the following table:

	Three Months Ended
	March 31,
	2005	2004

Net income	$14,825	$8,280

Net unrealized gain on unsettled treasury locks, net of tax	1,446	0
Net realized loss on settled treasury locks, net of tax	(725)

Other comprehensive income	$15,546	$8,280

Components of accumulated other comprehensive loss as of March 31, 2005 and December 31, 2004 consist of the following:

	March 31,	December 31,
	2005	2004

Accumulated other comprehensive loss:
Net unrealized loss on settled treasury locks, net of tax and reclassification	$(2,410)	$(1,761)
Net unrealized loss on unsettled treasury locks, net of tax	(961)	(2,407)
Total accumulated other comprehensive loss	$(3,371)	$(4,168)

4. Stock Compensation

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options. No compensation expense is recorded for stock options issued to employees and non-employee directors with exercise prices equal to or greater than the fair value of the common stock on the grant date. Warrants issued to non-employees are accounted for under SFAS No. 123, Accounting for Stock-Based Compensation, at fair value on the measurement date.

SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-an Amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation, requires disclosing the effects on net income available for common stockholders and net income available for common stockholders per share under the fair value method for all outstanding and unvested stock awards, as if the fair value based method had been applied to all outstanding and unvested stock awards in each period. The amounts are as follows:

	Three Months Ended
	March 31,
	2005	2004

Net income available for common stockholders, as reported	$14,825	$8,280

Add: Stock-based employee compensation expense determined under the intrinsic value based method, net of tax	32	32
Deduct: Stock-based employee compensation expense	(466)	(48)
determined under the fair value based method, net of tax
Pro forma net income available for common stockholders	$14,391	$8,264
Pro forma net income available for common stockholders
per share:
Basic	$0.48	$0.41
Diluted	$0.47	$0.40

The fair value of options granted were estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions: 0% to 3% dividend yield; risk-free interest rates ranging from 2.0% to 6.7%; volatility of 40% to 50%; and an expected life of 4 to 6.5 years. The pro forma amounts are not representative of the effects on reported earnings for future years.

In December 2004, SFAS No. 123(R), Share-Based Payment, a replacement of SFAS No. 123, Accounting for Stock-Based Compensation, and a rescission of APB Opinion No. 25, Accounting for Stock Issued to Employees, was issued. This statement requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based upon the grant date fair value of the equity or liability issued. In addition, liability awards will be remeasured each reporting period and compensation costs will be recognized over the period that an employee provides service in exchange for the award. In April 2005, the Securities and Exchange Commission announced the effective date of SFAS No. 123(R) will be suspended until January 1, 2006 for calendar year companies.  SFAS 123(R) provides for multiple transition methods, and the Company is still evaluating potential methods for adoption.  The Company has not yet completed its assessment of the impact of this statement on its financial condition and results of operations.

5. Net Income Available for Common Stockholders Per Share

Net income available for common stockholders per share is based on the weighted average number of shares outstanding during the period. The following is a reconciliation of the weighted average common shares for the basic and diluted per share computations:

	Three Months Ended
	March 31,
	2005	2004

Weighted-average common shares outstanding for basic net
income available for common stockholders per share	29,785,423	20,000,000

Effect of dilutive employee stock options and warrants	752,860	887,240
Adjusted weighted-average common shares outstanding and
assumed conversions for diluted net income available for
common stockholders per share	30,538,283	20,887,240

Employee stock options and warrants of 2,641,620 and 3,000,000 for the three months ended March 31, 2005 and 2004, respectively, are not included in the calculation of diluted net income available for common stockholders per share due to their anti-dilutive impact.

6. Debt

During the three months ended March 31, 2005, the Company acquired five aircraft, of which four were debt-financed and one was lease-financed. The debt was obtained from a bank and the aircraft manufacturer for fifteen-year terms at interest rates ranging from 6.13% to 6.76%. The total debt incurred for the four aircraft and the capital lease for the one aircraft was $94,300.

Chautauqua’s debt agreements with the Bank contain restrictive covenants that require, among other things, that Chautauqua maintain a certain fixed charge coverage ratio and a debt to earnings leverage ratio. Chautauqua received a waiver from the lender under the revolving credit facility for non-compliance with the debt to earnings leverage ratio for the fourth quarter of 2004 and the first quarter of 2005. Debt with the Bank as of March 31, 2005 and December 31, 2004 of $3,105 and $3,212, respectively, is classified within the current portion of long-term debt.

7. Commitments and Contingencies

The Company’s aircraft commitments under the code share agreements and firm orders and options with the aircraft manufacturer are shown below as of March 31, 2005:

	Commitments as of
	March 31, 2005

Aircraft Commitments per Code Share Agreements:	Delta	United	Total
ERJ 170	16	7	23
Total	16	7	23

	Commitments as of
	March 31, 2005

	Firm
Aircraft Orders with Aircraft Manufacturer:	Orders	Options	Total
ERJ 145	0	34	34
ERJ 170	23	61	84
Total	23	95	118

The Company has increased the commitment for ERJ-170 aircraft for United by exercising three additional options with Embraer and agreeing to take delivery prior to June 30, 2005 The aggregate current list price for the 23 aircraft on firm orders is $617,872. The Company has commitments from the aircraft manufacturer and a third party to obtain financing for all 23 firm aircraft orders.

On March 15, 2005, the Company and Wexford Capital LLC entered into an omnibus investment agreement with US Airways Group, Inc. and US Airways. The agreement includes provisions for the affirmation of an amended Chautauqua code-share agreement, a potential new jet service agreement with Republic Airline Inc. (“Republic Airline”) (a subsidiary of the Company) for the operation of ERJ-170 and ERJ-190 aircraft, a conditional $125 million dollar equity commitment and up to $110 million in asset related financing. The Bankruptcy Court approved the agreement on March 31, 2005. The investment agreement may be terminated by the Company and Wexford Capital LLC or by US Airways Group, Inc. if the closing on the issuance, sale, and purchase of the new common stock of US Airways Group, Inc. is not completed by December 31, 2005, (See Note 10).

In January 2005, the Company, and Delta, entered into a code-share agreement whereby the Company will operate 16 ERJ-170s for Delta.

Republic Airline has applied for, but does not yet have, an operating certificate. This certificate is required before Republic Airline can commence flying. In October, 2004, in order to accommodate American with respect to its scope restrictions, the Company agreed to modify its code-share agreement with American to preclude the continued use of larger regional jets on its Chautauqua Airlines Air Carrier Operating Certificate. The Company also agreed to pay American an aggregate of approximately $500 through February 19, 2005, in connection with its operation of ERJ-170 aircraft for United through Chautauqua instead of Republic Airline. Approximately $291 of this amount was paid in 2004 and the remainder was paid in the first quarter of 2005. Beginning April 22, 2005, the Company began payments of approximately $1,200 per month to American for violating the scope restrictions of the code-share agreement. These payments will continue until the ERJ-170 aircraft are no longer operated by Chautauqua. Consequently, the Company will most likely pay this daily penalty through December 2005, which will aggregate to approximately $9.9 million. Also, as agreed with American, Chautauqua can fly no more than 18 ERJ-170 aircraft.  The Company expects that Republic Airline will receive its required certification on or before the end of September 2005. The certification process, however, is lengthy and complicated and the Company can give no assurance that it will meet this date. In addition, the FAA may limit how quickly the Company can transfer all ERJ-170 aircraft from Chautauqua to Republic Airline or Shuttle America. If Republic Airline does not receive its required certification and if the ERJ-170 aircraft are not transferred from Chautauqua to Republic Airline or Shuttle America, the Company’s financial condition, results of operations and price of its common stock could be materially adversely affected.

During the three months ended March 31, 2005, the Company made aircraft deposits in accordance with the aircraft commitments of $18,348. The aircraft deposits are included in other assets. All payments were made from cash generated from operations and proceeds from the common stock offering.

8. Equity Transactions

In February 2005, the company completed its follow-on public stock offering. The company issued 6,900,000 shares of common stock at $12.50 per share. The net proceeds provided by the follow-on offering were approximately $80,800.

9.  Subsequent Events

On June 22, 2005, the Company amended its code-share agreements with United increasing the ERJ-170 fleet by five aircraft and removing two ERJ-145 aircraft from service.

       On June 23, 2005, the Company received notification from US Airways Group that it will not be requested to make the $125,000 equity investment but US Airways notified the Company that it will exercise its right to receive up to $110,000 in asset related financing in connection with its reorganization plan. At closing, which is expected on or about July 31, 2005, the Company will pay $110,000 in cash primarily for aircraft and take-off and landing slots and assume aircraft related debt of approximately $169,000. In addition, we will assume operating lease obligations of approximately $270,000.

ITEM 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations

In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference. As used herein, "unit cost" means operating cost per Available Seat Mile (ASM).

Overview

We are a holding company that operates Chautauqua Airlines, Inc., Republic Airline Inc. and Shuttle America Corporation, a regional airlines offering scheduled passenger service on approximately 757 flights daily to 82 cities in 33 states, the District of Columbia, and the Bahamas pursuant to code-share agreements with American, US Airways, Delta and United. Currently, all of our flights are operated as US Airways Express, AmericanConnection, Delta Connection or United Express, providing US Airways, American, Delta and United with portions of their regional service, including service out of their hubs and focus cities in Boston, Chicago, Fort Lauderdale, Indianapolis, New York, Orlando, Philadelphia, Pittsburgh, Washington, D.C. and St. Louis. We have established Chautauqua to operate regional jets having 50 or fewer seats; Shuttle America to operate regional jets having 70 seats; and Republic Airline to operate regional jets having 70 or more seats. In February 2004, we entered into a code-share agreement with United Air Lines, Inc. pursuant to which we are required to place into service for United by June 2005, subject to delivery of aircraft from the manufacturer, twenty-three 70-seat regional jets. These jets will fly, as United Express flights, the routes that United designates. On May 6, 2005, we acquired Shuttle America Corporation from an affiliate of our majority stockholder.  The acquisition of Shuttle America provides us with increased flexibility to operate 70-seat and larger aircraft. We began to transition the United Express ERJ-170 flights currently being operated by Chautauqua to Shuttle America beginning in June 2005. We expect Republic Airline to receive its certification on or before the end of September 2005, after which we expect Republic Airline and Shuttle America to fly ERJ-170s for United. In January 2005, we entered into a code-share agreement with Delta whereby we will operate 16 ERJ-170s. From the three months ended 2004 and 2005, our ASMs have grown at a compounded annual growth rate of 34.5%. As of March 31, 2005, our 132 aircraft fleet consisted of 115 Embraer regional jets, one hundred of which range in capacity from 37 to 50 seats , fifteen 70-seat regional jets and seventeen 30-seat turboprops operated by Shuttle America.

The Company has long-term, fixed-fee code-share agreements with each of its partners that are subject to the Company maintaining specified performance levels. Pursuant to these fixed-fee agreements, which provide for minimum aircraft utilization at fixed rates, the Company is authorized to use its partners' two-letter flight designation codes to identify its flights and fares in the Company’s partners' computer reservation systems, to paint its aircraft in the style of the partners, to use their service marks and to market the Company as a carrier for its partners. In addition, in connection with a marketing agreement among Delta, Continental Airlines and Northwest Airlines, certain of the routes that the Company flies using Delta's flight designator code are also flown under Continental's or Northwest's designator codes. The Company believes that fixed-fee agreements reduce its exposure to fluctuations in fuel prices, fare competition and passenger volumes. The Company’s development of relationships with multiple major airlines has enabled them to reduce its dependence on any single airline and allocate its overhead more efficiently, allowing the Company to reduce the cost of its services to the Company’s major airline partners. For the three months ended March 31, 2005, US Airways accounted for 30% of the Company’s operating revenues, Delta accounted for 27% of its operating revenues, American accounted for 12% of its operating revenues and United accounted for 29% of its operating revenues.

	Operating Expenses per ASM in cents
	Three Months Ended March 31,
	2005	2004

Wages and benefits	2.22	2.50
Aircraft fuel	3.15	2.26
Passenger fees and commissions		0.09
Landing fees	0.44	0.48
Aircraft and engine rent	1.28	1.65
Maintenance and repair	1.27	1.51
Insurance and taxes	0.27	0.27
Depreciation and amortization	0.95	0.67
Other	0.97	0.92
Total operating expenses	10.55	10.30

Interest expense	0.88	0.60

Total operating expenses and interest expense	11.43	10.95

The following table sets forth the major operational statistics and the percentage-of-change for the periods identified below:

	Three Months Ended March 31,
		Increase/
		(Decrease)
	2005	2004-2005	2004

Revenue passengers	2,037,379	46.6%	1,390,058
Revenue passenger miles (1)	961,686,332	49.8%	641,948,835
Available seat miles (2)	1,439,645,753	34.5%	1,070,754,855
Passenger load factor (3)	66.8%	6.8pp	60.0%
Cost per available seat mile (cents) (4)	11.43	4.4%	10.95
Average price per gallon of fuel (5)	1.1645	38.1%	.8430
Fuel gallons consumed	38,884,299	35.7%	28,651,875
Block hours (6) (excluding charter operations)	109,349	26.0%	86,757
Average length of aircraft flight (miles)	455	22.3%	372
Average daily utilization of each aircraft (hours) (7)	10:40	7.70%	9:54
Actual aircraft in service at end of the period	132	26.0%	104

(1) Revenue passenger miles is the number of scheduled miles flown by revenue passengers.
(2) Available seat miles is the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(3) Revenue passenger miles divided by available seat miles.
(4) Total operating and interest expenses divided by available seat miles.
(5) Cost of aircraft fuel, including fuel taxes and into-plane fees.
(6) Hours from takeoff to landing, including taxi time.
(7) Average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

 Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

Operating revenue in 2005 increased by 43.2%, or $56.8 million, to $188.3 million in 2005 compared to $131.5 million in 2004. The increase was due to the additional regional jets added to the fixed-fee flying. Thirty-one additional regional jets were placed into fixed-fee service since March 31, 2004. Twenty-five were added for United, five were added for Delta, and one was added for US Airways. In addition, two Embraer 135 regional jets were added for charter service.

Total operating and interest expenses increased by 40.3% or $47.2 million, to $164.5 million in 2005 compared to $117.3 million in 2004 due to the increase in flight operations. The unit cost on total operating and interest expenses, excluding fuel charges, decreased from 8.7¢ in 2004 to 8.3¢ in 2005. Factors relating to the change in operating expenses are discussed below.

Wages and benefits increased by 19.4%, or $5.2 million, to $32.0 million for 2005 compared to $26.8 million for 2004. The increase was due to a 17% increase in full time equivalent employees to support the increased regional jet operations. The cost per available seat mile decreased from 2.5¢ in 2004 to 2.2¢ in 2005.

Aircraft fuel expense increased 86.7%, or $21.0 million, to $45.3 million for 2005 compared to $24.3 million for 2004 due to a 36% increase in fuel consumption and a 37% increase in the average fuel price. The average price per gallon was $1.16 in 2005 and 84¢ in 2004. The fixed-fee agreements with US Airways and United provide for a direct reimbursement of fuel costs. The fixed-fee agreements with American and Delta protect us from future fluctuations in fuel prices, as any difference between the actual cost and assumed cost included in the fixed fees is paid to or reimbursed by American and Delta. The unit cost increased to 3.2¢ in 2005 compared to 2.3¢ in 2004 due primarily to the increase in the average fuel price.

Passenger fees and commissions were $1.0 million for 2004 and there was no expense in 2005 due to the phase out and elimination of pro-rate operations by September 2004. There are no passenger fees and commissions on any of the fixed-fee operations, including the turboprops operated for United. The unit cost was 0.1¢ in 2004.

Landing fees increased by 24.9%, or $1.3 million, to $6.4 million in 2005 compared to $5.1 million in 2004. The increase is due to a 34% increase in departures, offset by a decline in the average landing fee rate charged by airports we serve. Our fixed-fee agreements with US Airways, United, and Delta provide for a direct reimbursement of landing fees. Any difference between the actual cost and assumed cost included in the fixed-fees paid by American is paid to or reimbursed by American. The unit cost decreased from 0.5¢ in 2004 to 0.4¢ in 2005.

Aircraft and engine rent increased by 5.0%, or $0.9 million, to $18.5 million in 2005 compared to $17.6 million in 2004 due to the addition of four leased regional jets since March 2004 offset by the removal of leased Saab aircraft. The decrease in unit cost of 0.4¢ from 1.7¢ in 2004 to 1.3¢ in 2005, is attributable to the increase in capacity from the regional jet operations and because we lease financed only four of the 33 regional jet aircraft added to the fleet since March 31, 2004.

Maintenance and repair expenses increased by 13.4%, or $2.2 million, to $18.3 million in 2005 compared to $16.2 million for 2004 due to an increase in regional jet flying, which was partially offset by a decrease in turboprop flying. The unit cost decreased from 1.5¢ in 2004 to 1.3¢ in 2005.

Insurance and taxes increased 31.3%, or $0.9 million to $3.8 million in 2005 compared to $2.9 million in 2004 due to a 50% increase in revenue passenger miles and a 45% increase in aircraft property taxes, which were partially offset by a decrease in insurance rates. The unit cost remained unchanged at 0.3¢.

Depreciation and amortization increased 88.6%, or $6.4 million, to $13.6 million in 2005 compared to $7.2 million in 2004 due to additional depreciation on 29 regional jet aircraft purchased since March 31, 2004, including 16 Embraer 170 regional jets. The cost per available seat mile increased to 1.0¢ in 2005 compared to 0.7¢ in 2004.

Other expenses increased 41.4%, or $4.1 million, to $13.9 million in 2005 from $9.8 million in 2004, due primarily to a $2.1 million increase in professional fees, which included $0.9 million of expenses associated with the negotiation of our US Airways agreement. Additionally, we incurred higher pilot training costs, and higher crew related and administrative expenses to support the growing regional jet operations. The unit cost increased to 1.0¢ in 2005 compared to 0.9¢ in 2004.

Interest expense increased 99.1% or $6.3 million, to $12.7 million in 2005 from $6.4 million in 2004 primarily due to interest on debt related to the purchase of 29 additional regional jet aircraft since March 31, 2004. The weighted average interest rate increased to 5.5% from 5.2% in 2004. The unit cost increased to 0.9¢ in 2005 compared to 0.6¢ in 2004.

We incurred income tax expense of $9.5 million during 2005, compared to $6.0 million in 2004. The increase in income tax expense is due to higher income before income taxes.

Liquidity and Capital Resources

Historically, the Company has used internally generated funds and third-party financing to meet its working capital and capital expenditure requirements. In February 2005, the Company completed its follow-on public common stock offering, which provided approximately $80.8 million, net of offering expenses. As of March 31, 2005, the Company had $119.7 million in cash and $15.1 million available under its revolving credit facility. The credit facility requires Chautauqua to maintain a specified fixed charge coverage ratio and a debt to earnings leverage ratio. Chautauqua received a waiver from the lender under the revolving credit facility for non-compliance with the debt to earnings leverage ratio for the fourth quarter of 2004 and the first quarter of 2005. At March 31, 2005, the Company had a working capital surplus of $37.8 million.

During the three months ended March 31, 2005, the Company acquired five aircraft, of which four were debt-financed and one was lease-financed. The debt incurred for the four debt-financed aircraft and the capital lease for one aircraft was $94.3 million.

Net cash from operating activities was $38.7 million for the three months ended March 31, 2005. Net cash from operating activities is primarily net income of $14.8 million, depreciation, and amortization of $13.6 million and the change in deferred income taxes of $8.5 million.

Net cash from investing activities was $(30.3) million for the three months ended March 31, 2005. The net cash from investing activities consists of the purchase of four aircraft, equipment, and aircraft deposits for future deliveries.

      Net cash from financing activities was $65.1 million for the three months ended March 31, 2005. The net cash from financing activities included $80.8 million net cash received from stock offering proceeds and scheduled debt payments and payments to the debt sinking fund of $13.3 million.

The Company currently anticipates that its available cash resources, cash generated from operations and anticipated third-party financing arrangements will be sufficient to meet its anticipated working capital and capital expenditure requirements for at least the next 12 months.

      Aircraft Leases and Other Off-Balance Sheet Arrangements

The Company has significant obligations for aircraft that are classified as operating leases and therefore are not reflected as liabilities on its balance sheet. These leases expire between 2009 and 2020. As of March 31, 2005, the Company’s total mandatory payments under operating leases aggregated approximately $777.4 million and total minimum annual aircraft rental payments for the next 12 months under all noncancellable operating leases is approximately $71.5 million, excluding the Saab aircraft.

Other non-cancelable operating leases consist of engines, terminal space, operating facilities and office equipment. The leases expire through 2020. As of March 31, 2005, the Company’s total mandatory payments under other non-cancelable operating leases aggregated approximately $54.8 million. Total minimum annual other rental payments for the next 12 months are approximately $5.1 million.

Purchase Commitments

The Company has substantial commitments for capital expenditures, including for the acquisition of new aircraft. The Company intends to finance these aircraft through long-term loans or lease arrangements, although there can be no assurance the Company will be able to do so.

As of March 31, 2005, the Company’s code-share agreements required that it acquire (subject to financing commitments) and place into service an additional 23 regional jets over the next 12 months. In January 2005, the Company entered into a fixed-fee code-share agreement with Delta to operate 16 ERJ-170 aircraft through January 2019.  The aircraft manufacturer’s aggregate current list price of all firm orders is $618 million.

As of March 31, 2005, the Company had firm orders for 23 regional jets, and a commitment from the aircraft manufacturer and a third party to obtain financing for all 23 of these aircraft. These commitments are subject to customary closing conditions.

On March 15, 2005, the Company and Wexford Capital LLC, entered into an omnibus investment agreement with US Airways Group, Inc. The agreement includes provisions for the affirmation of an amended Chautauqua code-share agreement, a potential new jet service agreement with Republic Airline for the operation of ERJ-170 and ERJ-190 aircraft, a conditional $125 million dollar equity commitment and up to $110 million in asset related financing. The Bankruptcy Court approved the agreement on March 31, 2005. The investment agreement may be terminated by the Company and Wexford Capital LLC or by US Airways Group, Inc. if the closing on the issuance, sale, and purchase of the new common stock of US Airways Group, Inc. is not completed by December 31, 2005.

      On June 23, 2005, the Company received notification from US Airways Group that it will not be requested to make the $125 million equity investment but US Airways notified the Company that it will exercise its right to receive up to $110 million in asset related financing in connection with its reorganization plan. At closing, which is expected on or about July 31, 2005, the Company will pay approximately $110 million in cash primarily for aircraft and take-off and landing slots and assume aircraft related debt of approximately $169 million. In addition, we will assume operating lease obligations of approximately $270 million.

Republic Airline has applied for, but does not yet have, an operating certificate. This certificate is required before Republic Airline can commence flying. In October, 2004, in order to accommodate American with respect to its scope restrictions, the Company agreed to modify its code-share agreement with American to preclude the continued use of larger regional jets on its Chautauqua Airlines Air Carrier Operating Certificate. The Company also agreed to pay American an aggregate of approximately $500 through February 19, 2005, in connection with its operation of ERJ-170 aircraft for United through Chautauqua instead of Republic Airline. Approximately $291 of this amount was paid in 2004 and the remainder was paid in the first quarter of 2005. Beginning April 22, 2005, the Company began payments of approximately $1,200 per month to American for violating the scope restrictions of the code-share agreement. These payments will continue until the ERJ-170 aircraft are no longer operated by Chautauqua. Consequently, the Company will most likely pay this daily penalty through December 2005, which will aggregate to approximately $9.9 million. Also, as agreed with American, Chautauqua can fly no more than 18 ERJ-170 aircraft.  The Company expects that Republic Airline will receive its required certification on or before the end of September 2005. The certification process, however, is lengthy and complicated and the Company can give no assurance that it will meet this date. In addition, the FAA may limit how quickly the Company can transfer all ERJ-170 aircraft from Chautauqua to Republic Airline or Shuttle America. If Republic Airline does not receive its required certification and if the ERJ-170 aircraft are not transferred from Chautauqua to Republic Airline or Shuttle America, the Company’s financial condition, results of operations and price of its common stock could be materially adversely affected.

      The Company’s contractual obligations and commitments at March 31, 2005, include the following (in thousands):

	Payments Due by Period
	Less than			Over
	1 year	1-3 years	4-5 years	5 years	Total
Long-term debt	$98,767	$295,609	$195,902	$747,565	$1,337,843
Operating leases, excluding Saab 340 aircraft	74,739	222,932	142,008	390,692	830,371
Operating leases, Saab 340 aircraft	1,813				1,813
Aircraft under firm orders:
Leased (2)	53,728				53,728
Debt-Financed (21 aircraft)	617,872				617,872
Engines under firm orders (4)	7,114				7,114
Total contractual cash obligations	$854,033	$518,541	$337,910	$1,138,257	$2,848,741

The Company’s commercial commitments at March 31, 2005 include the following (in thousands):

	Expiration
	Less than
	1 year	Total
Letters of credit	$5,722	$5,722
Total commercial commitments	$5,722	$5,722

The Company anticipates cash payments for interest for the year ended 2005 to be approximately $61 million, and the Company does not anticipate significant tax payments in 2005.